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                                                                       EXHIBIT 8

                                                                January 26, 1996

First City Bancorp, Inc.
201 South Church Street
Murfreesboro, Tennessee 37130

Attention: William E. Rowland

         RE: CERTAIN TAX OPINIONS WITH RESPECT TO CERTAIN FEDERAL TAX
             CONSEQUENCES OF THE REFERENCED TRANSACTIONS

Ladies and Gentlemen:

     We have acted as counsel to First City Bancorp, Inc. ("FCBI") in connection with a merger of FCBI with and into First American Corporation ("FAC") with FAC as the surviving corporation. FCBI has requested Bass, Berry & Sims (the "Firm") to furnish its opinion, among other things, on whether the proposed transaction constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

I. FACTS, REPRESENTATIONS, AND ASSUMPTIONS

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 5, 1995 (the "Agreement"), by and between FAC, a Tennessee corporation, and FCBI, a Tennessee corporation, each as will be described in an FCBI Proxy Statement (substantially in the form as included as Part I of the Registration Statement to which this opinion is an exhibit) (the "Proxy Statement"), FAC will acquire all of the assets and will assume all of the liabilities of FCBI (the "Transaction"). In the Merger, FCBI will merge with and into FAC with FAC being the surviving corporation (the "Merger").

     In the exchange occurring in connection with the Merger, FCBI shareholders (the "FCBI shareholders") will exchange their respective shares of FCBI stock for FAC's stock as follows: each issued and outstanding share of Common Stock, no par value, of FCBI ("FCBI Common Stock") shall be converted into, and become exchangeable for, the right to receive the number of shares of validly issued, fully paid and nonassessable shares of common stock, par value $5.00 per share, of FAC ("FAC Common Stock") set forth in the Agreement.

     No certificates or scrip for fractional shares of FAC Common Stock shall be issued upon the surrender for exchange of FCBI Common Stock. FAC shall make cash payments in lieu of such fractional shares equal to such fraction multiplied by the market value of one share of FAC Common Stock on the day immediately prior to the Effective Time (as defined in the Agreement).

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, various documents referenced in this letter, including, without limitations, the Agreement, the Proxy Statement, and other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of FAC, FCBI and Controlling Shareholders, which are annexed hereto. The Firm has not attempted to verify independently any of the foregoing representations, assumptions, and statements.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.
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II. OPINIONS

     Subject to the various assumptions, limitations, and qualifications set forth herein and based upon the facts and factual representations set forth herein, as of the time of the closing of the Transaction, the Firm is of the opinion that the Merger, under current law, constitutes a tax-free reorganization under Section 368(a)(1)(A) of the Code, and FAC and FCBI will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     As a tax-free reorganization, it is further our opinion that the Merger will have the following federal income tax consequences for FCBI shareholders, FAC and FCBI.

          1. For federal income tax purposes, the shareholders of FCBI will not recognize any gain or loss to the extent that such shareholders exchange shares of FCBI Common Stock solely for shares of FAC Common Stock in the Merger. Any cash received by a shareholder of FCBI in lieu of a fractional share interest of FAC Common Stock will be treated as having been received as a distribution in full payment in exchange for such fractional share interest of FAC Common Stock.

          2. For federal income tax purposes, no gain or loss will be reorganized by FCBI or FAC with respect to the Merger. Any expenses incurred by FCBI that are not solely and directly related to the reorganization which are paid or assumed by FAC will be treated as other property subject to gain or loss recognition.

          3. For federal income tax purposes, the basis of the FAC Common Stock received by an FCBI shareholder who exchanges FCBI Common Stock solely for FAC Common Stock will be the same as the basis of the FCBI Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FAC Common Stock).

          4. For federal income tax purposes, the holding period of the FAC Common Stock received by a FCBI shareholder receiving FAC Common Stock will include the period during which the FCBI Common Stock surrendered in exchange therefor was held (provided that the FCBI Common Stock of such FCBI shareholder was held as a capital asset at the Effective Time).

                                    * * * *

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement.

     This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent, except that we do consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 being filed by First American in connection with the Agreement.

                                          Very truly yours,


                                          Bass, Berry & Sims